Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 8, 2012, with respect to the combined statements of assets acquired and liabilities assumed of the High Speed Data Converter Business, a component of NXP Semiconductors N.V., as of December 31, 2011 and 2010, and the related combined statements of revenues and direct expenses for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

October 3, 2012